UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2026

FIRST NORTHWEST BANCORP
(Exact name of registrant as specified in its charter)

Washington	001-36741	46-1259100
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

105 West 8th Street, Port Angeles, Washington	98362
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (360) 457-0461

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s):	Name of each exchange on which registered:
Common Stock, par value $0.01 per share	FNWB	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01 Other Events

As previously disclosed by First Northwest Bancorp (the "Company"), Socotra REIT I, LLC ("Socotra") filed a complaint on October 17, 2025, against the Company’s wholly owned subsidiary, First Fed Bank (the "Bank"), in the Superior Court of the State of Washington for King County alleging, among other things, misrepresentation, fraud, conversion, and violations of the Washington Consumer Protection Act in connection with a commercial loan transaction involving Ideal Property Investments LLC. The complaint sought unspecified damages, restitution, statutory penalties, attorneys' fees, and costs.

On September 15, 2026, the Bank and Socotra entered into a Settlement Agreement & Mutual Release (the "Settlement Agreement") to resolve the claims asserted in the complaint, as well as certain related claims between the parties. Pursuant to the Settlement Agreement, the Bank agreed to make a cash payment of $1.3 million within 30 days of the date of the Settlement Agreement in exchange for a full release of claims and dismissal of the complaint with prejudice. The Company believes that resolving the dispute is in the best interests of the Bank, the Company, and its shareholders and avoids the estimated costs, uncertainties, and distraction associated with continued litigation.

The Settlement Agreement reflects a compromise of disputed claims and does not constitute an admission of liability, wrongdoing, or fault by the Bank, the Company, or any other party.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST NORTHWEST BANCORP

Date:	September 17, 2026	/s/ Curt T. Queyrouze
Curt T. Queyrouze
President and Chief Executive Officer